Exhibit 99.1

Eagle Bancorp Montana, Inc. Expands Franchise by Acquiring 7 Montana Branches from Sterling Savings Bank

HELENA, Mont.--(BUSINESS WIRE)--July 2, 2012--Eagle Bancorp Montana, Inc. (NASDAQ: EBMT) and its wholly-owned subsidiary, American Federal Savings Bank (collectively “Eagle”), today announced the signing of a definitive agreement to purchase seven branch banking locations from Sterling Savings Bank, a wholly-owned subsidiary of Sterling Financial Corporation (NASDAQ: STSA). The transaction will expand Eagle’s franchise to 13 branches and extend its branch network throughout Southern Montana. In addition, the transaction strengthens Eagle’s mortgage origination franchise and adds a wealth management business headquartered in Bozeman.

Under the terms of the agreement, Eagle will acquire approximately $187 million of deposits for an estimated deposit premium of 3.88%, or approximately $7.3 million. Additionally, Eagle will receive approximately $44 million of pass-rated, performing loans. It is expected that the transaction will be immediately accretive to Eagle’s earnings per share.

“We are truly thrilled to be expanding our footprint with these branch locations. This transaction will provide our existing customers with added convenience and service and our new customers with the opportunity to enjoy the outstanding personalized service and commitment of a Montana-based community bank,” said Peter J. Johnson, President and CEO. Of the seven branches being acquired six are in new markets for Eagle, including two in Missoula, one in Billings, and one each in Hamilton, Livingston and Big Timber. The seventh is in Bozeman where Eagle already has a presence.

Upon completion of the transaction, Eagle expects to have total assets exceeding $500 million, total deposits in excess of $400 million, and a tangible common equity to tangible assets ratio of approximately 9%.

The sale is expected to be completed during the second quarter of Eagle’s fiscal 2013 and remains subject to customary regulatory approvals and other customary terms and conditions of sale.

Stifel Nicolaus Weisel acted as financial advisor to Eagle and Nixon Peabody LLP acted as legal advisor in the transaction. D.A. Davidson & Co. acted as financial advisor to Sterling Financial Corporation and Bingham McCutchen LLP acted as legal advisor.

Conference Call

Eagle Bancorp Montana, Inc. will hold a conference call at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time) on Monday, July 2, 2012 to review the transaction. The number for the conference call is 1-877-317-6789. An investor presentation related to the transaction will be filed with the Securities and Exchange Commission and will be available at www.sec.gov and on Eagle’s website on the investor relations page at www.americanfederalsavingsbank.com. A replay of the call will be available through August 2, 2012 by calling 1-877-344-7529 and entering conference number 10015777.

About Eagle

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of American Federal Savings Bank, a community bank established in 1922 that serves consumers and small businesses in Southcentral Montana through six banking offices. Additional information is available on the bank’s website at www.americanfederalsavingsbank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol “EBMT.”

This release shall not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction in which such solicitation would be unlawful.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to contingencies, many of which are beyond our control. Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations; our ability to successfully integrate acquired businesses; our ability to obtain any requisite regulatory approval for the acquisition of the Sterling Savings Bank branches; and other risks or uncertainties detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 and other periodic filings with the Securities and Exchange Commission and available at the SEC’s website at http://www.sec.gov.

We wish to caution you that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company undertakes no duty or obligation to update this information in the future.

CONTACT:
Eagle Bancorp Montana, Inc.
Peter J. Johnson, President and CEO, 406-457-4006